Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Unum Group Stock Incentive Plan of 2007 of our reports dated February 26, 2007, with respect to the consolidated financial statements and schedules of Unum Group and subsidiaries, Unum Group management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Unum Group and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chattanooga, Tennessee

August 13, 2007